CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Strategic Series of our report dated June 18, 2025, relating to the financial statements and financial highlights of Franklin Biotechnology Discovery Fund, Franklin Core Plus Bond Fund, Franklin Growth Opportunities Fund, Franklin Natural Resources Fund, Franklin Small Cap Growth Fund and Franklin Small-Mid Cap Growth Fund, which appear in Franklin Strategic Series’ Certified Shareholder Report on Form N-CSR for the year ended April 30, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

August 22, 2025